EXHIBIT 99.1

Altavista, VA (January 31, 2008) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly and 2007 annual consolidated results unaudited) reported today net income after taxes of $586,000 or $0.40 per basic share for the quarter ended December 31, 2007 and $2,600,000 or $1.76 per basic share for the year ended December 31, 2007 compared to net income after taxes of $583,000 or $0.40 per basic share and $2,412,000 or $1.65 per basic share, respectively, for the same periods of 2006.

The 7.79% increase in net income after taxes for the year ended December 31, 2007 was driven primarily by a 10.76% increase in net interest income that resulted from an increase in loan volume partially offset by a decrease in net interest margin from 4.05% in 2006 to 4.02% in 2007. The decrease in net interest margin is due primarily to the downward repricing of the adjustable rate credits in the bank’s loan portfolio.

Profitability as measured by the Company’s return on average assets (ROA) was 0.97% for the year ended December 31, 2007, compared to 1.00% for 2006. Another key indicator of performance, the return on average equity (ROE) for the year ended December 31, 2007 was 10.17%, compared to 10.10% for the year ended December 31, 2006.

“We are extremely pleased that our recent growth has lead to net income for 2007 being the highest in the Company’s history”, stated Rob Gilliam, President and CEO for both Pinnacle Bankshares and First National Bank.

Net interest income was $10,181,000 for the year ended December 31, 2007, an increase of 10.76% compared to net interest income of $9,192,000 for 2006. Net interest income was $2,618,000 for the three months ended December 31, 2007, an increase of 8.95% compared to net interest income of $2,403,000 for the fourth quarter of 2006.

Noninterest income increased $132,000 or 5.28% for the year ended December 31, 2007 compared to 2006. Noninterest income increased $41,000 or 6.36% when comparing the three months ended December 31, 2007 to the same period of 2006. The increases from the 2006 levels were primarily due to a 4.05% increase in services charges on deposit accounts in 2007 and a 10.32% increase in commissions and fees as a result of an increase in commissions from investment product sales in 2007.

Noninterest expense increased $699,000 or 8.93%, for the year ended December 31, 2007 compared to 2006. Noninterest expense increased $158,000 or 7.53% for the three months ended December 31, 2007 compared to the same period of 2006. The increase in noninterest expense for fiscal 2007 is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs. The Company also recognized an $83,000 loss on its investment in BI Investments, LLC, which was sold in the fourth quarter of 2007.

Total assets at December 31, 2007 were $279,913,000, up 9.16% from $256,421,000 at December 31, 2006. The principal components of the Company’s assets at the end of 2007 were $18,344,000 in cash and cash equivalents, $19,635,000 in securities and $232,752,000 in net loans. During the year ended December 31, 2007, net loans increased 11.97% or $24,891,000.

Total liabilities at December 31, 2007 were $253,097,000, up 9.13% from $231,929,000 at December 31, 2006, with the increase reflecting an increase in total deposits of $21,049,000 or 9.12%. Noninterest-bearing demand deposits increased $3,613,000 or 15.29%, savings and NOW accounts increased $5,072,000 or 7.27% and time deposits increased $12,364,000 or 9.00%.

Total stockholders’ equity at December 31, 2007 was $26,816,000 including $21,687,000 in retained earnings. At December 31, 2006, total stockholders’ equity was $24,492,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Forest in Bedford County and one branch in Amherst that opened in November 2006. The Company also operates a loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

Income Statement Highlights

	3 Months Ended 12/31/2007	3 Months Ended 12/31/2006	3 Months Ended 12/31/2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net Interest Income	$2,618	$2,403	$2,117

Provision for Loan Losses	185	99	23

Noninterest Income	686	645	555

Noninterest Expense	2,256	2,098	1,854

Net Income after Taxes	586	583	564

Income Statement Highlights
	Year Ended 12/31/2007	Year Ended 12/31/2006	Year Ended 12/31/2005
	(Unaudited)	(Audited)	(Audited)

Net Interest Income	$10,181	$9,192	$7,983

Provision for Loan Losses	464	339	230

Noninterest Income	2,632	2,500	2,396

Noninterest Expense	8,524	7,825	7,166

Net Income after Taxes	2,600	2,412	2,107

Balance Sheet Highlights
	12/31/2007	12/31/2006	12/31/2005
	(Unaudited)	(Audited)	(Audited)

Net Loans	$232,752	$207,861	$181,268

Total Securities	19,635	24,866	29,261

Total Assets	279,913	256,421	233,490

Total Deposits	251,866	230,817	209,246

Stockholders’ Equity	26,816	24,492	23,212

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com